Exhibit 99.1
KINDER MORGAN DECLARES $0.20 DIVIDEND AND ANNOUNCES RESULTS FOR SECOND QUARTER OF 2018

Strong Progress on De-levering;
Robust Performance by Natural Gas and Products Pipelines

HOUSTON, July 18, 2018 - Kinder Morgan, Inc. (NYSE: KMI) today announced that its board of directors approved a cash dividend of $0.20 per share for the second quarter ($0.80 annualized) payable on August 15, 2018, to common stockholders of record as of the close of business on July 31, 2018. This is a 60 percent increase from last year’s fourth quarter dividend, and is consistent with the plan KMI announced during the summer of 2017. Due to $749 million in non-cash impairments taken during the quarter, KMI is reporting a net loss available to common stockholders of $180 million, despite generating second quarter distributable cash flow (DCF) of $1.1 billion, an increase of 9 percent over the second quarter of 2017. KMI continued to fund all growth capital through operating cash flows with no need to access capital markets for that purpose.
“The board is very pleased with the company’s progress during the quarter. We continue to aggressively de-lever even while maintaining our planned substantial dividend increase. We ended the quarter with a Net Debt-to-Adjusted EBITDA ratio of 4.9 times and expect to end the year below our 2018 budgeted leverage metric of approximately 5.1 times, excluding any impact from the use of Trans Mountain sale net proceeds,” said Richard D. Kinder, Executive Chairman. “We also continue to develop very attractive growth projects that build on our extensive North American energy infrastructure network. During the second quarter, we announced the joint development of the Permian Highway Project, which will provide a greatly needed associated-gas takeaway solution for producers,” Kinder added.
Chief Executive Officer Steve Kean said, “Two great attributes of this company are strategically positioned fee-based assets that generate predictable cash flows, and an inter-connected network that provides our customers with unrivaled flexibility. This quarter once again demonstrated both of those attributes. Several business units achieved strong financial performance in the second quarter and are poised to continue that success through the remainder of the year. In addition, during the second quarter we began work on the Gulf Coast Express Project and announced the joint development of our proposed Permian Highway Pipeline Project. Both of those projects take advantage of the unparalleled market access afforded by our existing network.”
Kean continued, “Overall, we had very good commercial and operating performance, though due to non-cash impairments taken during the quarter we are showing a second quarter loss per common share of $0.08. We achieved distributable cash flow (DCF) of $0.50 per common share in the quarter, representing 9 percent growth over the second quarter of 2017. This resulted in nearly $700 million of excess DCF above our dividend.”
KMI reported a second quarter net loss available to common stockholders of $180 million, compared to net income of $337 million for the second quarter of 2017, and DCF of $1,117 million, up 9 percent from $1,022 million for the comparable period in 2017. The increase in DCF was due to greater contributions from the Natural Gas, Products Pipelines and Terminals segments. The net loss available to common stockholders was driven by a $681 million unfavorable change in total Certain Items (defined under “Non-GAAP Financial Measures” below) compared to the second quarter of 2017. Second quarter 2018 Certain Items were predominantly net losses on impairments, the largest of which was a $600 million impairment of certain gathering and processing assets in Oklahoma, driven by reduced cash flow estimates as a result of KMI directing capital to other areas of its portfolio.
For the first six months of 2018, KMI reported net income available to common stockholders of $305 million, compared to $738 million for the first six months of 2017, and DCF of $2,364 million, up 6 percent from $2,237 million for the comparable period in 2017. The increase in DCF was driven by greater contributions from all KMI business units, partially offset by greater sustaining capital. Net income available to common stockholders was degraded by a $715 million unfavorable change in total Certain Items compared to the first six months of 2017. The first six months 2018 Certain Items were primarily driven by the impairments discussed above.

2018 Outlook
For 2018, KMI’s budget contemplates declared dividends of $0.80 per common share, DCF of approximately $4.57 billion ($2.05 per common share) and Adjusted EBITDA of approximately

$7.5 billion, and we currently expect to meet or exceed those DCF and Adjusted EBITDA targets. KMI forecasts to invest $2.4 billion in growth projects during 2018 (excluding growth capital expected to be funded by Kinder Morgan Canada Limited (KML)), up $200 million from the budget, to be funded with internally generated cash flow without the need to access capital markets. KMI also expects to beat its budgeted leverage metric of a year-end Net Debt-to-Adjusted EBITDA ratio of approximately 5.1 times.
KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to DCF and Adjusted EBITDA) due to the impracticality of predicting certain amounts required by GAAP, such as ineffectiveness on commodity, interest rate and foreign currency hedges, unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.
KMI’s budgeted expectations assumed average annual prices for West Texas Intermediate (WTI) crude oil of $56.50 per barrel and Henry Hub natural gas of $3.00 per MMBtu, consistent with forward pricing during the company’s budget process. The vast majority of cash KMI generates is fee-based and therefore not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, with the majority of the segment’s next 12 months of oil and NGL production hedged to minimize this sensitivity. The segment is currently hedged for 36,362 barrels per day (Bbl/d) at $58.12/Bbl in 2018; 24,929 Bbl/d at $55.14/Bbl in 2019; 11,400 Bbl/d at $53.41/Bbl in 2020; 6,700 Bbl/d at $52.81/Bbl in 2021; and 1,200 Bbl/d at $53.85/Bbl in 2022.

Overview of Business Segments

“The Natural Gas Pipelines segment had an outstanding quarter. The segment’s performance for the second quarter of 2018 was 11 percent higher relative to the second quarter of 2017. The segment benefited from increased activity across nearly all of our large transmission intrastate and interstate systems, as well as on our Midstream gathering and processing assets, primarily Hiland and KinderHawk, due to increased drilling and production in the Bakken and the Haynesville. The transmission assets saw higher revenue on El Paso Natural Gas (EPNG), on the Texas Intrastates (KMTP/Tejas), on Tennessee Gas Pipeline (TGP), on Natural Gas Pipeline Company of America (NGPL), and on Colorado Interstate Gas (CIG), due to increased Permian activity, increased power demand, exports to Mexico, projects placed in service, and increased production in the DJ Basin,” said KMI President Kim Dang.
Natural gas transport volumes were up 12 percent compared to the second quarter of 2017, driven by higher throughput on TGP due to power demand and projects placed in service;

on NGPL due to power demand and deliveries to Mexico; on EPNG due to additional Permian capacity sales; and on CIG due to growing DJ production and coal-to-gas switching in the Mid-Continent Region. Natural gas gathering volumes were up 7 percent from the second quarter of 2017 due primarily to higher volumes on the KinderHawk and Hiland systems, partially offset by lower volumes on Copano South Texas. Unseasonably cold weather early in the quarter was also a factor on several systems.
Natural gas is critical to the American economy and to meeting the world’s evolving energy needs. Objective analysts project U.S. natural gas demand, including net exports of liquefied natural gas (LNG) and net exports to Mexico, will increase by 39 percent to nearly 112 billion cubic feet per day (Bcf/d) by 2027. Of the natural gas consumed in the U.S., about 40 percent moves on KMI pipelines. While a substantial majority of natural gas is consumed in industrial, commercial and residential heating uses, KMI expects future natural gas infrastructure opportunities over the next decade will also be driven by greater demand for gas-fired power generation across the country (expected to increase by 27 percent), LNG exports (up almost seven-fold), exports to Mexico (forecast to rise by 51 percent), and continued industrial development, particularly in the petrochemical industry.

“In the CO2 segment, second quarter 2018 combined oil production across all of our fields was up 4 percent compared to the same period in 2017 on a net to KMI basis, primarily due to increased volumes at our SACROC (up 6 percent) and Tall Cotton assets (up 35 percent), though Tall Cotton production was below plan. Second quarter 2018 net NGL sales volumes of 10.1 thousand barrels per day (MBbl/d) were up 2 percent compared to the same period in 2017. In total for the first half of 2018, oil production on both a gross and net-to-KMI basis was just slightly ahead of plan,” Dang said. “The segment was also helped during the quarter by higher commodity prices, as NGL prices were up 46 percent and CO2 prices up 11 percent compared to the same period last year. Our realized weighted average oil price for the quarter was essentially flat at $58.08 per barrel compared to $57.80 per barrel for the second quarter of 2017, as higher WTI prices were largely offset by the Midland-Cushing differential.

“Terminals segment earnings were up 3 percent compared to the second quarter of 2017. Contributions from our liquids business, which accounts for approximately 80 percent of the segment total, were up 3 percent driven by storage capacity increases in key hubs along the

Houston Ship Channel and Edmonton, Alberta, as well as the full-period impact of new-build Jones Act tankers delivered in 2017,” said Dang.  “These contributions were partially offset by the impact of certain divestitures, lower charter rates on existing Jones Act tankers, and lower tank utilization at our Staten Island, New York location. Contributions from our bulk business were up 7 percent compared to the second quarter of 2017 driven by strong demand at our steel and export coal handling operations.”

“The Products Pipelines segment contributions were up 10 percent compared with second quarter 2017 performance with increased contributions from nearly all of the segment’s assets,” Dang said.
Total refined products volumes were up 3 percent for the second quarter versus the same period in 2017. Ethanol volumes for the quarter were up 10 percent while crude and condensate pipeline volumes were up 5 percent compared to the second quarter of 2017.

Kinder Morgan Canada contributions were up 7 percent in the second quarter of 2018 compared to the second quarter of 2017. The increase was largely due to higher capitalized equity financing costs associated with spending on the Trans Mountain Expansion Project (TMEP).

Other News

Natural Gas Pipelines

•
On June 25, Kinder Morgan Texas Pipeline (KMTP), EagleClaw Midstream Ventures (EagleClaw), and Apache Corporation announced they have signed a letter of intent for the development of the proposed Permian Highway Pipeline Project (PHP Project), which will provide an outlet for increased natural gas production from the Permian Basin to growing market areas along the Texas Gulf Coast. The approximately $2 billion PHP Project is designed to transport up to 2.0 Bcf/d of natural gas through approximately 430 miles of 42-inch pipeline from the Waha, Texas area to the U.S. Gulf Coast and Mexico markets. Given the level of producer inquiry, KMI is also evaluating the economic and hydraulic feasibility of a 48-inch pipeline with increased transportation capacity. The PHP Project is expected to be in service in late 2020, subject to the execution of definitive agreements and the receipt of construction permits. KMTP and EagleClaw will be the initial partners (50 percent ownership each), and Apache, who has been jointly developing the proposed project, will have an option to acquire up to 33 percent equity in the project from the initial partners. Apache and EagleClaw will be significant shippers on the proposed pipeline, with Apache planning to commit up to 500,000 dekatherms per day (Dth/d). KMTP will build and operate the pipeline.

•
Construction continues on the nearly $2 billion Elba Liquefaction Project with a total of six liquefaction units on site. The federally approved project at the existing Southern LNG Company facility at Elba Island near Savannah, Georgia, will have a total liquefaction capacity of approximately 2.5 million tonnes per year of LNG, equivalent to approximately 350 million cubic feet per day of natural gas. The project is supported by a 20-year contract with Shell. Initial in-service is expected in the fourth quarter of 2018 (a delay of one quarter) with final units coming online by the third quarter of 2019. Elba Liquefaction Company, L.L.C. (ELC), a KMI joint venture with EIG Global Energy Partners as a 49 percent partner, will own 10 liquefaction units and other ancillary equipment. Certain other facilities associated with the project are 100 percent owned by KMI. Additionally, construction is continuing as planned on the Elba Express Modification Project, which will add upstream compression facilities on the Elba Express pipeline to provide feed gas for liquefaction.

•
Construction work continues on the Gulf Coast Express Pipeline Project (GCX Project), with the first phase of the Midland Lateral scheduled for completion on Aug. 1, 2018. The GCX project remains on schedule for an in-service date of October 2019, pending regulatory approvals. The approximately $1.75 billion GCX Project is designed to transport up to 1.98 Bcf/d of natural gas from the Permian Basin to the Agua Dulce, Texas area, and the project is now fully subscribed under long-term, binding transportation agreements. KMI will build, operate and own a 50 percent interest in the GCX Project, and DCP Midstream and an affiliate of Targa Resources will each hold a 25 percent equity interest in the project. In addition to transportation agreements, shipper Apache Corporation has an option to purchase up to a 15 percent equity stake in the project from KMI.

•
Construction is nearly complete on TGP’s 200,000 Dth/d Broad Run Expansion Project, with an expected in-service date of August 2018. This project and the already in-service Broad Run Flexibility Project provide Antero Resources a total of 790,000 Dth/d of 15-year firm capacity from a receipt point on TGP’s existing Broad Run Lateral in West Virginia to delivery points in Mississippi and Louisiana. Estimated capital expenditures for the combined projects total approximately $800 million.

•
Work continues on the approximately $240 million SNG Fairburn Expansion Project in Georgia (KMI share: $120 million) with construction of the Fairburn Lateral nearly complete and construction of the Fairburn Compressor Station well underway. The project is designed to provide approximately 340,000 Dth/d of incremental long-term firm natural gas transportation capacity into the Southeast market beginning in the fourth quarter of 2018. SNG is a joint venture equally owned by subsidiaries of KMI and Southern Company.

•
NGPL is proceeding with a second phase of its Gulf Coast Southbound Expansion Project. The approximately $226 million project (KMI’s share: $113 million) will increase southbound capacity on NGPL’s Gulf Coast System to serve Corpus Christi Liquefaction. The project is supported by a long-term take-or-pay contract and is expected to be placed into service in mid-2021 pending appropriate regulatory approvals.

•
On May 18, NGPL filed a Certificate Application with the FERC for its Sabine Pass Compression Project. The approximately $62 million project (KMI’s share: $31 million), supported by a long-term take-or-pay contract, will add compression capacity on NGPL’s Louisiana system in order to deliver additional natural gas to the Sabine Pass Liquefaction facility in Cameron Parish. The project will also provide increased operational flexibility to

NGPL’s system, and is expected to be placed into service in the first quarter of 2020 pending appropriate regulatory approvals.

•
On April 26, EPNG filed a Certificate Application with the FERC for its approximately $130 million South Mainline Expansion Project. This proposed project will increase EPNG’s South Mainline system by approximately 203,000 Dth/d by modifying and expanding portions of the system in Texas, New Mexico and Arizona to meet increased demand for natural gas from Arizona electric utility providers and for affordable, U.S.-produced natural gas exports to Mexico. The project will also provide for incremental delivery capacity into California. Pending regulatory approvals, this project is expected to be placed into service in the third quarter of 2020.

•
On June 13, FERC issued its Environmental Assessment for the approximately $56 million Sierrita Gas Pipeline Expansion (KMI share: $19.6 million). This expansion project will increase the Sierrita pipeline’s capacity by approximately 323,000 Dth/d to 524,000 Dth/d and consists of a new 15,900 horsepower compressor station in Pima County, Arizona. Pending regulatory approvals, the project is expected to be placed into service in the second quarter of 2020. KMI is a 35 percent owner and the operator of Sierrita Gas Pipeline.

•
On June 29, Gulf LNG Energy LLC and Gulf LNG Pipeline, LLC (GLNG) received a decision from the arbitration panel that was established to resolve the dispute between Eni USA Marketing LLC (Eni USA) and GLNG. The panel’s ruling calls for the termination of Eni USA’s agreement with GLNG and Eni USA’s payment of compensation to GLNG.

CO2

•
The SACROC field’s productive life is being extended, as evidenced by its strong second quarter production, up 6 percent as noted above. This continued production is due to KMI’s on-going success in using technological advances to exploit the transition zone.

•
Oil production at KMI’s Tall Cotton facility has increased by 45 percent year-to-date relative to the same period in 2017 after completing the second phase of its field project. Tall Cotton is the industry’s first greenfield Residual Oil Zone CO2 project, marking the first time CO2 has been used for enhanced oil recovery in a field without a main pay zone.

•	KMI continues to find high-return enhanced oil recovery projects across its robust portfolio of assets in the current price environment.

Terminals

•
At the Base Line Terminal, a 50-50 joint venture crude oil merchant storage terminal being developed in Edmonton, Alberta, Canada, by KML and Keyera Corp., construction of all major facilities is materially complete. The first six tanks at the 12-tank, 4.8 million barrel facility, which is fully contracted with long-term, firm take-or-pay agreements with creditworthy customers, were placed into service in the first quarter of 2018. Four of the remaining tanks are expected to be placed into service in the third quarter of 2018 with the final two tanks in service in the fourth quarter. The project is expected to be delivered under budget, owing to project management efficiencies and cost savings, and Kinder Morgan’s investment in the project is now expected to be approximately C$375 million, including costs associated with the construction of a pipeline segment funded solely by KML. Project completion is also forecast to be slightly ahead of schedule.

•
In May 2018, affiliates of KML and a large, international integrated energy company entered into a binding Terminal Services Agreement to construct two new distillate tanks with combined storage capacity of 200,000 barrels and enhance the railcar unloading capabilities at KML’s Vancouver Wharves terminal in North Vancouver, British Columbia. The approximately C$43 million capital project is supported by a 20-year initial term, take-or-pay contract. Permitting efforts are underway, and the project is expected to be placed in service in mid-2020.

•
Greens Port CBR, LLC (GCBR), a 50-50 joint venture between affiliates of KMI and Watco Companies LLC (Watco), is making enhancements to its unit-train facility at Watco’s Greens Port Industrial Park on the Houston Ship Channel to allow for the loading of refined products for export to Mexico and other destinations, while maintaining its existing light and heavy crude railcar unloading capabilities. Upon completion in the second quarter of 2019, GCBR will be connected via existing cross-channel lines to KMI’s best-in-class Pasadena and Galena Park refined products storage complex. GCBR’s approximately $11 million investment is supported by a three-year, firm volume commitment from a major refiner.

Kinder Morgan Canada

•
On May 29, 2018, KML announced that the Government of Canada agreed to purchase the Trans Mountain Pipeline system and the Trans Mountain Expansion Project (TMEP) for C$4.5 billion. As part of the agreement, the Government of Canada agreed to fund the ramp up and resumption of full TMEP planning and construction work by guaranteeing TMEP’s expenditures under a separate Federal Government recourse credit facility until the transaction closes. That approximately C$1 billion credit facility was put in place in mid-June. The parties expect to close the transaction in the late third quarter or early fourth quarter of 2018, subject to KML shareholder and applicable regulatory approvals.

•
On May 30, 2018, concurrently with the termination of the 2017 C$5.5 billion credit facilities, KML satisfied the conditions to make effective a new C$500 million credit agreement for general corporate purposes, including funding for working capital needs and non-TMEP capital expenditures. The new credit agreement terminates upon the earlier of the date of closing of the Trans Mountain sale and May 29, 2020.

Financing

•
The use of proceeds from the sale of the Trans Mountain Pipeline System and the TMEP is a KML board decision. KMI intends to use any proceeds it receives in respect of its interest in KML to pay down debt. KMI’s share of the after-tax proceeds will be approximately $2 billion.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. We own an interest in or operate approximately 85,000 miles of pipelines and

152 terminals. Our pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and our terminals transload and store liquid commodities including petroleum products, ethanol and chemicals, and bulk products, including petroleum coke, metals and ores. For more information please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, July 18, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments (DD&A) and Certain Items (Segment EBDA before Certain Items), net income before interest expense, taxes, DD&A and Certain Items (Adjusted EBITDA), Adjusted Earnings and Adjusted Earnings per common share are presented herein.
Certain Items as used to calculate our Non-GAAP measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (for example, asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example certain legal settlements, enactment of new tax legislation and casualty losses).
DCF is calculated by adjusting net income available to common stockholders before Certain Items for DD&A, total book and cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and by external users of our financial statements in evaluating our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. A reconciliation of net income available to common stockholders to DCF is provided herein. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Segment EBDA before Certain Items is used by management in its analysis of segment performance and management of our business. General and administrative expenses are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Segment EBDA before Certain Items is a significant performance metric because it provides us and external users of our financial statements additional insight into the ability of our segments to generate segment cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Segment EBDA before Certain Items is segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA). Segment EBDA before Certain Items is calculated by adjusting Segment EBDA for the Certain Items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables.

Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, noncontrolling interests before Certain Items, and KMI’s share of certain equity investees’ DD&A (net of consolidating joint venture partners’ share of DD&A) and book taxes, which are specifically identified in the footnotes to the accompanying tables. Adjusted EBITDA is used by management and external users, in conjunction with our net debt, to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income.
Adjusted Earnings is net income available to common stockholders before Certain Items. Adjusted Earnings is used by certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of the company’s ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income available to common stockholders. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at Basic Earnings Per Common Share.
Our non-GAAP measures described above should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of DCF, Segment EBDA before Certain Items and Adjusted EBITDA may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2017 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
(713) 420-6397	km_ir@kindermorgan.com
Newsroom@kindermorgan.com	www.kindermorgan.com

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Statements of Income (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017		2018	2017

Revenues	$3,428	$3,368		$6,846	$6,792

Costs, expenses and other
Costs of sales	1,068	1,070		2,087	2,131
Operations and maintenance	617	556		1,236	1,089
Depreciation, depletion and amortization	571	577		1,141	1,135
General and administrative	164	157		337	341
Taxes, other than income taxes	85	91		173	195
Loss on impairments and divestitures, net	653	—		653	6
Other income, net	(2)	(1)		(2)	—
	3,156	2,450		5,625	4,897

Operating income	272	918		1,221	1,895

Other income (expense)
Earnings from equity investments	58	135		278	310
Amortization of excess cost of equity investments	(24)	(15)		(56)	(30)
Interest, net	(516)	(463)		(983)	(928)
Other, net	34	24		70	43

(Loss) income before income taxes	(176)	599		530	1,290

Income tax benefit (expense)	46	(216)		(118)	(462)

Net (loss) income	(130)	383		412	828

Net income attributable to noncontrolling interests	(11)	(7)		(29)	(12)

Net (loss) income attributable to Kinder Morgan, Inc.	(141)	376		383	816

Preferred stock dividends	(39)	(39)		(78)	(78)

Net (loss) income available to common stockholders	$(180)	$337		$305	$738

Class P Shares
Basic and diluted (loss) earnings per common share	$(0.08)	$0.15		$0.14	$0.33

Basic and diluted weighted average common shares outstanding	2,204	2,230		2,206	2,230

Declared dividend per common share	$0.20	$0.125		$0.40	$0.25

Adjusted earnings per common share (1)	$0.21	$0.14		$0.43	$0.30

Segment EBDA			% change			% change
Natural Gas Pipelines	$313	$907	(65)%	$1,449	$1,962	(26)%
CO2	157	221	(29)%	356	439	(19)%
Terminals	274	304	(10)%	569	611	(7)%
Products Pipelines	319	324	(2)%	578	611	(5)%
Kinder Morgan Canada	46	43	7%	92	86	7%
Total Segment EBDA	$1,109	$1,799	(38)%	$3,044	$3,709	(18)%

Note
(1)
Adjusted earnings per common share uses adjusted earnings and applies the same two-class method used in arriving at diluted (loss) earnings per common share. See the following page, Preliminary Earnings Contribution by Business Segment, for a reconciliation of net (loss) income available to common stockholders to adjusted earnings.

Kinder Morgan, Inc. and Subsidiaries Preliminary Earnings Contribution by Business Segment (Unaudited) (In millions, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2018	2017	% change	2018	2017	% change
Segment EBDA before certain items (1)
Natural Gas Pipelines	$1,001	$905	11%	$2,083	$1,924	8%
CO2	221	220	—%	458	442	4%
Terminals	308	299	3%	604	601	—%
Products Pipelines	318	290	10%	608	577	5%
Kinder Morgan Canada	46	43	7%	92	86	7%
Subtotal	1,894	1,757	8%	3,845	3,630	6%

DD&A and amortization of excess investments	(595)	(592)		(1,197)	(1,165)
General and administrative and corporate charges (1) (2)	(160)	(149)		(324)	(323)
Interest, net (1)	(477)	(468)		(949)	(945)
Subtotal	662	548		1,375	1,197

Book taxes (1)	(145)	(199)		(312)	(433)
Certain items
Acquisition and divestiture related costs (3)	(48)	(1)		(48)	(7)
Fair value amortization	9	17		20	34
Contract early termination (4)	(1)	4		(1)	26
Legal and environmental reserves (5)	—	34		(37)	32
Change in fair market value of derivative contracts (6)	(103)	(1)		(143)	5
Losses on impairments and divestitures, net (7)	(742)	(1)		(742)	(6)
Hurricane damage recoveries, net	27	—		24	—
Refund and reserve adjustment of taxes, other than income taxes	21	—		39	—
Other	(1)	(1)		(1)	9
Subtotal certain items before tax	(838)	51		(889)	93
Book tax certain items	191	(17)		194	(29)
Impact of 2017 Tax Cuts and Jobs Act	—	—		44	—
Total certain items	(647)	34		(651)	64
Net (loss) income	(130)	383		412	828
Net income attributable to noncontrolling interests	(11)	(7)		(29)	(12)
Preferred stock dividends	(39)	(39)		(78)	(78)
Net (loss) income available to common stockholders	$(180)	$337		$305	$738

Net (loss) income available to common stockholders	$(180)	$337		$305	$738
Total certain items	647	(34)		651	(64)
Noncontrolling interests certain item (8)	(8)	1		(8)	1
Adjusted earnings	459	304		948	675
DD&A and amortization of excess investments (9)	684	686		1,374	1,357
Total book taxes (10)	159	223		343	484
Cash taxes (11)	(33)	(48)		(46)	(45)
Other items (12)	11	13		22	26
Sustaining capital expenditures (13)	(163)	(156)		(277)	(260)
DCF	$1,117	$1,022		$2,364	$2,237

Weighted average common shares outstanding for dividends (14)	2,214	2,239		2,216	2,239

DCF per common share	$0.50	$0.46		$1.07	$1.00
Declared dividend per common share	$0.20	$0.125		$0.40	$0.25

Adjusted EBITDA (15)	$1,848	$1,728		$3,749	$3,547

Notes ($ million)
(1)
Excludes certain items:
2Q 2018 - Natural Gas Pipelines $(688), CO2 $(64), Terminals $(34), Products Pipelines $1, general and administrative and corporate charges $(14), interest expense $(39), book tax $191.
2Q 2017 - Natural Gas Pipelines $2, CO2 $1, Terminals $5, Products Pipelines $34, general and administrative and corporate charges $4, interest expense $5, book tax $(17).
YTD 2018 - Natural Gas Pipelines $(634), CO2 $(102), Terminals $(35), Products Pipelines $(30), general and administrative and corporate charges $(10), interest expense $(34), book tax $194.
YTD 2017 - Natural Gas Pipelines $38, CO2 $(3), Terminals $10, Products Pipelines $34, general and administrative and corporate charges $(3), interest expense $17, book tax $(29).

(2)
Includes corporate (benefit) charges:
2Q 2018 - $10
2Q 2017 - $(3)
YTD 2018 - $(3)
YTD 2017 - $3
General and administrative expense is also net of management fee revenues from an equity investee:
2Q 2017 - $(9)
YTD 2017 - $(18)

(3)	2018 amounts primarily represent the non-cash write-off of capitalized KML credit facility fees.
(4)	Comprised of earnings recognized related to the early termination of customer contracts, including earnings from the sale of a contract termination claim related to a customer bankruptcy.
(5)	Legal reserve adjustments related to certain litigation and environmental matters.
(6)	Gains or losses are reflected in our DCF when realized.
(7)
2018 amounts include (i) a $600 million non-cash impairment of certain gathering and processing assets in Oklahoma; (ii) a $60 million non-cash impairment of certain Terminal business segment assets; and (iii) a net loss of $89 million representing an impairment of our equity investment in Gulf LNG Holdings Group, LLC (Gulf LNG) due to a ruling by an arbitration panel affecting a customer contract.

(8)	Represents noncontrolling interest share of certain items.
(9)
Includes KMI's share of certain equity investees' DD&A, net of the noncontrolling interests' portion of KML DD&A and consolidating joint venture partners' share of DD&A:
2Q 2018 - $89
2Q 2017 - $94
YTD 2018 - $177
YTD 2017 - $192

(10)
Excludes book tax certain items. Also, includes KMI's share of taxable equity investees' book taxes, net of the noncontrolling interests' portion of KML book taxes:
2Q 2018 - $14
2Q 2017 - $24
YTD 2018 - $31
YTD 2017 - $51

(11)	Includes KMI's share of taxable equity investees' cash taxes: 2Q 2018 - $(28) 2Q 2017 - $(45) YTD 2018 - $(38) YTD 2017 - $(45)
(12)	Includes non-cash compensation associated with our restricted stock program.
(13)
Includes KMI's share of certain equity investees' sustaining capital expenditures (the same equity investees for which DD&A is added back):
2Q 2018 - $(24)
2Q 2017 - $(27)
YTD 2018 - $(40)
YTD 2017 - $(45)

(14)	Includes restricted stock awards that participate in common share dividends.
(15)	Net (loss) income is reconciled to Adjusted EBITDA as follows, with any difference due to rounding:

		Three Months Ended June 30,		Six Months Ended June 30,
		2018	2017	2018	2017
	Net (loss) income	(130)	383	412	828
	Total certain items	647	(34)	651	(64)
	Net income attributable to noncontrolling interests before certain items (16)	(3)	(3)	(7)	(8)
	DD&A and amortization of excess investments (9) (17)	693	689	1,392	1,360
	Book taxes (10) (17)	164	225	352	486
	Interest, net (1)	477	468	949	945
	Adjusted EBITDA	$1,848	$1,728	$3,749	$3,547

(16)	Excludes KML noncontrolling interests: 2Q 2018 - $16 2Q 2017 - $3 YTD 2018 - $30 YTD 2017 - $3
(17)	Includes the noncontrolling interests' portion of KML: 2Q 2018 - DD&A $9; Book taxes $5 2Q 2017 - DD&A $3; Book taxes $2 YTD 2018 - DD&A $18; Book taxes $9 YTD 2017 - DD&A $3; Book taxes $2

Volume Highlights (historical pro forma for acquired and divested assets)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Natural Gas Pipelines
Transport Volumes (BBtu/d) (1)	31,704	28,187	31,913	28,753
Sales Volumes (BBtu/d) (2)	2,445	2,247	2,468	2,404
Gas Gathering Volumes (BBtu/d) (3)	2,871	2,673	2,801	2,693
Crude/Condensate Gathering Volumes (MBbl/d) (4)	311	261	296	267

CO2
Southwest Colorado Production - Gross (Bcf/d) (5)	1.15	1.31	1.20	1.33
Southwest Colorado Production - Net (Bcf/d) (5)	0.53	0.64	0.55	0.65
Sacroc Oil Production - Gross (MBbl/d) (6)	29.16	27.42	29.35	27.86
Sacroc Oil Production - Net (MBbl/d) (7)	24.29	22.84	24.45	23.21
Yates Oil Production - Gross (MBbl/d) (6)	17.06	17.40	17.03	17.64
Yates Oil Production - Net (MBbl/d) (7)	7.43	7.68	7.57	7.84
Katz, Goldsmith, and Tall Cotton Oil Production - Gross (MBbl/d) (6)	8.12	7.97	8.36	7.63
Katz, Goldsmith, and Tall Cotton Oil Production - Net (MBbl/d) (7)	6.91	6.74	7.10	6.46
NGL Sales Volumes (MBbl/d) (8)	10.06	9.86	10.11	10.01
Realized Weighted Average Oil Price per Bbl (9)	$58.08	$57.80	$58.90	$57.97
Realized Weighted Average NGL Price per Bbl	$32.88	$22.47	$31.64	$23.49

Terminals
Liquids Leasable Capacity (MMBbl)	88.9	85.8	88.9	85.8
Liquids Utilization %	90.7%	94.5%	90.7%	94.5%
Bulk Transload Tonnage (MMtons) (10)	16.9	14.6	31.3	29.0
Ethanol (MMBbl)	16.3	15.8	31.2	33.4

Products Pipelines
Pacific, Calnev, and CFPL (MBbl/d)
Gasoline (11)	860	826	813	797
Diesel	322	303	300	288
Jet Fuel	278	275	268	263
Sub-Total Refined Product Volumes - excl. Plantation	1,460	1,404	1,381	1,348
Plantation (MBbl/d) (12)
Gasoline	222	233	218	229
Diesel	61	51	62	50
Jet Fuel	27	33	29	34
Sub-Total Refined Product Volumes - Plantation	310	317	309	313
Total (MBbl/d)
Gasoline (11)	1,082	1,059	1,031	1,026
Diesel	383	354	362	338
Jet Fuel	305	308	297	297
Total Refined Product Volumes	1,770	1,721	1,690	1,661
NGLs (MBbl/d) (13)	121	121	119	114
Crude and Condensate (MBbl/d) (14)	349	331	339	340
Total Delivery Volumes (MBbl/d)	2,240	2,173	2,148	2,115
Ethanol (MBbl/d) (15)	129	118	124	114

Trans Mountain (MMBbl/d - mainline throughput)	293	303	291	305

Notes
(1)
Includes Texas Intrastates, Copano South Texas, KMNTP, Monterrey, TransColorado, MEP, KMLA, FEP, TGP, EPNG, CIG, WIC, Cheyenne Plains, SNG, Elba Express, Ruby, Sierrita, NGPL, and Citrus pipeline volumes. Joint Venture throughput reported at KMI share.

(2)	Includes Texas Intrastates and KMNTP.
(3)
Includes Copano Oklahoma, Copano South Texas, Eagle Ford Gathering, Copano North Texas, Altamont, KinderHawk, Camino Real, Endeavor, Bighorn, Webb/Duval Gatherers, Fort Union, EagleHawk, Red Cedar, and Hiland Midstream throughput. Joint Venture throughput reported at KMI share.

(4)	Includes Hiland Midstream, EagleHawk, and Camino Real. Joint Venture throughput reported at KMI share.
(5)	Includes McElmo Dome and Doe Canyon sales volumes.
(6)	Represents 100% production from the field.
(7)	Represents KMI's net share of the production from the field.
(8)	Net to KMI.
(9)	Includes all KMI crude oil properties.
(10)	Includes KMI's share of Joint Venture tonnage.
(11)	Gasoline volumes include ethanol pipeline volumes.
(12)	Plantation reported at KMI share.
(13)	Includes Cochin, Utopia (KMI share), and Cypress (KMI share).
(14)	Includes KMCC, Double Eagle (KMI share), and Double H.
(15)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

Kinder Morgan, Inc. and Subsidiaries Preliminary Consolidated Balance Sheets (Unaudited) (In millions)

	June 30,	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$271	$264
Other current assets	2,363	2,451
Property, plant and equipment, net	39,905	40,155
Investments	7,293	7,298
Goodwill	22,153	22,162
Deferred charges and other assets	6,330	6,725
TOTAL ASSETS	$78,315	$79,055

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY

Liabilities
Short-term debt	$2,132	$2,828
Other current liabilities	3,247	3,353
Long-term debt	34,640	33,988
Preferred interest in general partner of KMP	100	100
Debt fair value adjustments	626	927
Other	2,495	2,735
Total liabilities	43,240	43,931

Redeemable Noncontrolling Interest	581	—

Shareholders' Equity
Other shareholders' equity	33,725	34,177
Accumulated other comprehensive loss	(690)	(541)
KMI equity	33,035	33,636
Noncontrolling interests	1,459	1,488
Total shareholders' equity	34,494	35,124
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS' EQUITY	$78,315	$79,055

Net Debt (1)	$36,398	$36,409
Net Debt including 50% of KML preferred shares (2)	36,613	36,624
	Adjusted EBITDA Twelve Months Ended
	June 30,	December 31,
Reconciliation of Net (Loss) Income to Adjusted EBITDA	2018	2017
Net (loss) income	$(193)	$223
Total certain items	2,159	1,445
Net income attributable to noncontrolling interests before certain items (3)	(12)	(12)
DD&A and amortization of excess investments (4)	2,736	2,704
Income tax expense before certain items (5)	834	967
Interest, net before certain items	1,876	1,871
Adjusted EBITDA	$7,400	$7,198

Net Debt including 50% of KML preferred shares to Adjusted EBITDA	4.9	5.1

Notes
(1)
Amounts exclude: (i) the preferred interest in general partner of KMP, (ii) debt fair value adjustments and (iii) the foreign exchange impact on our Euro denominated debt of $103 million and $143 million as of June 30, 2018 and December 31, 2017, respectively, as we have entered into swaps to convert that debt to U.S.$.

(2)	June 30, 2018 and December 31, 2017 amounts include $215 million, representing 50% of KML preferred shares which is included in noncontrolling interests.
(3)	2018 and 2017 amounts exclude KML noncontrolling interests of $55 million and $27 million, respectively.
(4)	2018 and 2017 amounts include KMI's share of certain equity investees' DD&A of $383 million and $382 million, respectively.
(5)	2018 and 2017 amounts include KMI's share of taxable equity investees' book taxes of $101 million and $114 million, respectively.